AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT
                      OF LIMITED PARTNERSHIP OF
                JMB/245 PARK AVENUE ASSOCIATES, LTD.
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      This Amendment to the Amended and Restated Agreement of Limited
Partnership of JMB/245 Park Avenue Associated, Ltd. made and entered into as of January 1, 1994 by and between JMB Park Avenue, Inc., an Illinois corporation (hereinafter "JMB"), as Corporate General Partner and Park Associates, L.P., an Illinois limited partnership, as Associate General Partner (hereinafter "AGP"; JMB and AGP shall hereinafter be collectively referred to as the "General Partners").


                             WITNESSETH
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      WHEREAS, the parties hereto have formed, or ratified the formation of, JMB/245 Park Avenue Associated, Ltd. pursuant to the revised Uniform Limited Partnership Act as in effect in the State of Illinois, as amended (hereinafter the "Partnership"); and

      WHEREAS, the parties hereto have entered into, or ratified the execution of, an Agreement of Limited Partnership of the Partnership (the agreement, as it may have been subsequently amended, the "Agreement"); and

      WHEREAS, the Partners desire to amend Section 9 of the Agreement to provide that profits or losses attributable to the payment of interest expense relating to any borrowing of the Partnership, which, though payable by the Partnership, is actually funded by a loan from JMB Realty Corporation, a Delaware corporation ("Realty"), an affiliate of the General Partners of the Partnership (or any affiliate of the General Partners), shall be allocated 100% to the Associate General Partner; and

      WHEREAS, Section 19(d) of the Agreement empowers the Corporate General Partner to amend Section 9 of the Agreement without the consent of any of the Limited Partners provided that such amendment shall be done in order to make allocation of profits or losses consistent with, and in accordance to, Treasury Regulations or other developments in Federal income tax law. Additionally, such an amendment may only be done if the Partnership is advised by the Partnership's accountants or legal counsel that such an amendment is permitted within the scope of Section 19(d). The Corporate General Partner, having received such advise from the partnership's accountant, desires to affect the aforementioned amendment.

      NOW, THEREFORE, in accordance with the provisions of Section 19(d) of the Agreement, Section 9 of the Agreement is hereby amended as hereinabove provided effective as of the date hereof.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Amended and Restated Agreement of Limited Partnership, as amended as of the date first hereinabove written.

CORPORATE GENERAL PARTNER                   ASSOCIATE GENERAL PARTNER
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JMB Park Avenue, Inc.                       Park Associates, L.P.

                                            By:  JMB Park Avenue, Inc.
                                                 General Partner


By:                                              By:
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